Exhibit 99.(h)(2)

MILES FUNDS, INC.

AMENDED AND RESTATED MANAGEMENT AND ADMINISTRATION AGREEMENT

THIS AGREEMENT originally made and entered into as of March 10, 2010, by and between  WB Capital Mutual Funds, Inc., now known as Miles Funds, Inc., a Maryland corporation (the “Company”) and  Miles Capital, Inc., an Iowa corporation (the “Administrator”) is amended and restated as of April 1, 2015.

The Company desires to employ a portion of its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its Prospectus and Statement of Additional Information relating to the investment portfolios and any additional investment portfolios of the Company as each are or will be identified in Schedule A hereto (such investment portfolios and any additional investment portfolios together called the “Funds”), copies of which have been or will be submitted to the Administrator, and in resolutions of the Company’s Board of Directors.  The Company and the Administrator hereby agree that the Administrator will serve as the manager and administrator for the Funds upon the following terms and conditions.

1.                                      Services as Manager and Administrator

Subject to the direction and control of the Board of Directors of the Company, the Administrator will assist in supervising all aspects of the operations of the Funds except those performed by the investment advisor for the Funds under its Investment Advisory Agreement, the custodian for the Funds under its Custodian Agreement, the transfer agent for the Funds under its Transfer Agency Agreement and the fund accountant for the Funds under its Fund Accounting Agreement.

The Administrator will maintain office facilities; furnish statistical and research data, clerical and certain bookkeeping services and stationery and office supplies; prepare the periodic reports to the Securities and Exchange Commission (the “Commission”) on Form N-SAR or any replacement forms therefor; compile data for, prepare for execution by the Funds and file all the Funds’ federal and state tax returns and required tax filings other than those required to be made by the Funds’ custodian and transfer agent; prepare compliance filings pursuant to state securities laws with the advice of the Company’s counsel; assist to the extent requested by the Company with the Company’s preparation of its Annual and Semi-Annual Reports to Shareholders and its Registration Statements (on Form N-1A or any replacement therefor); compile data for, prepare and file timely Notices to the Commission required pursuant to Rule 24f-2 under the Investment Company Act of 1940 (the “1940 Act”); keep and maintain the financial accounts and records of the Funds, including calculations of daily expense accruals; in the case of money market funds, periodic review of the amount of the deviation, if any, of the current net asset value per share (calculated using available market quotations or an appropriate substitute that reflects current market conditions) from each money market fund’s amortized cost price per share; and generally assist in all aspects of the operations of the Funds.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator hereby agrees that all records which it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company’s request.  The Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.  The Administrator may delegate some or all of its responsibilities under this Agreement.

The Administrator may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that the Administrator shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Administrator shall be responsible, to the extent provided in Section 4 hereof, for all acts of such subcontractor as if such acts were its own.

2.                                      Fees; Expenses; Expense Reimbursement

In consideration of services rendered and expenses assumed pursuant to this Agreement, each of the Funds will pay the Administrator on the first business day of each month, or at such time(s) as the Administrator shall request and the parties hereto shall agree, a fee computed daily and paid as specified below equal to the fee calculated at the applicable annual rate set forth on Schedule A hereto.  The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period.  Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

For the purpose of determining fees payable to the Administrator, the value of the net assets of a particular Fund shall be computed in the manner described in the Company’s Prospectus or Statement of Additional Information respecting that Fund as from time to time is in effect for the computation of the value of such net assets in connection with the determination of the liquidating value of the shares of such Fund.

The Administrator will from time to time employ or associate with itself such person or persons as the Administrator may believe to be particularly fitted to assist it in the performance of this Agreement.  Such person or persons may be partners, officers, or employees who are employed by both the Administrator and the Company.  The compensation of such person or persons shall be paid by the Administrator and no obligation may be incurred on behalf of the Funds in such respect.  Other expenses to be incurred in the operation of the Funds including taxes, interest, brokerage fees and commissions, if any, fees of Directors who are not partners, officers, directors, shareholders or employees of the Administrator or the investment advisor or distributor for the Funds, commission fees and state Blue Sky qualification and renewal fees and expenses, investment advisory fees, custodian fees, transfer and dividend disbursing agents’ fees, fund accounting fees including pricing of portfolio securities, certain insurance premiums, to the extent authorized by the Company, outside and inside auditing and legal fees and expenses, costs of maintenance of corporate existence, typesetting and printing prospectuses for regulatory purposes and for distribution to current Shareholders of the Funds, costs of Shareholders’ and Directors’ reports and meetings and any extraordinary expenses will be borne by the Funds; provided, however, that the Funds will not bear, directly or indirectly, the cost of any activity which is primarily intended to result in the distribution of shares of the Funds.

If in any fiscal year the aggregate expenses of a particular Fund (as defined under the securities regulations of any state having jurisdiction over the Company) exceed the expense limitations of any such state, the Administrator will reimburse such Fund for a portion of such excess expenses equal to such excess times the ratio of the fees respecting such Fund otherwise payable to the Administrator hereunder to the aggregate fees respecting such Fund otherwise payable to the Administrator hereunder and to Miles Capital under the Investment Advisory Agreement between Miles Capital and the Company.  The expense reimbursement obligation of the Administrator is limited to the amount of its fees hereunder for such fiscal year, provided, however, that notwithstanding the foregoing, the Administrator shall reimburse a particular Fund for such proportion of such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Company so require.  Such expense reimbursement, if any will be estimated daily and reconciled and paid on a monthly basis.

3.                                      Proprietary and Confidential Information

The Administrator agrees on behalf of itself and its partners and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential Shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

4.  Limitation of Liability

The Administrator shall not be liable for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  Any person, even though also a partner, employee, or agent of the Administrator, who may be or become an officer, director, employee or agent of the Company or the Funds shall be deemed, when rendering services to the Company or the Funds, or acting on any business of that party, to be rendering such services to or acting solely for that party and not as a partner, employee or agent or one under the control or direction of the Administrator even though paid by it.

5.                                      Term

This Agreement shall become effective as of the amended and restated date first written above “(Effective Date”) (or, if a particular Fund is not in existence on the Effective Date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed) and shall continue unless sooner terminated as provided herein.  This Agreement may be terminated by either party upon giving 60 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  This Agreement shall be reviewed and ratified at least annually by the Company’s Board of Directors, provided that this Agreement is also reviewed and ratified by the majority of the Company’s Directors who are not parties to the Agreement or interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of reviewing this Agreement. This Agreement is terminable with respect to a particular Fund on not less than 60 days’ notice by the Company’s Board of Directors or by the Administrator.

6.                                      Governing Law

The laws of the State of Iowa shall govern this Agreement.  The names “Miles Funds, Inc.” and “Directors of Miles Funds, Inc.” refer respectively to the Company created and the Directors, as directors but not individually or personally.  The obligations of the Company entered into in the name or on behalf thereof by any of the Directors, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Directors, Shareholders or representatives of the Company personally, but bind only the assets of the Company, and all persons dealing with any series of shares of the Company must look solely to the assets of the Company belonging to such series for the enforcement of any claims against the Company.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Miles Funds, Inc.

By:	/s/ Amy Mitchell
Amy Mitchell
Title:	Treasurer & Secretary

Miles Capital, Inc.

By:	/s/ Gregory D. Boal
Gregory D. Boal
Title:	Chief Executive Officer & CIO

Schedule A

to the

Amended and Restated Management and Administration Agreement

Between

Miles Funds, Inc.

and

Miles Capital, Inc.

Name of Fund	Compensation*

Institutional Money Market Fund	Annual Rate of ten one-hundredths of one percent ( 0.10%) of Fund’s average daily net assets.

*All fees are computed daily and paid periodically.